EXHIBIT 10.1


CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                         CONTRACT SALES FORCE AGREEMENT




         THIS CONTRACT SALES FORCE AGREEMENT (this "AGREEMENT"), is made and dated as of September 6, 2006 (the "EFFECTIVE DATE"), by and between KING PHARMACEUTICALS, INC., a corporation duly organized and existing under the applicable laws of the State of Tennessee, having a principal place of business at 501 Fifth Street, Bristol, Tennessee 37620 ("KING") and LIGAND PHARMACEUTICALS INCORPORATED, a corporation duly organized and existing under the applicable laws of the State of Delaware, and having a principal place of business at 10275 Science Center Drive, San Diego, California 92121 ("LIGAND").

         WHEREAS, Ligand wishes to engage King to conduct a detailing program to promote the sale of Avinza(R) in the Territory (such capitalized terms to have the meanings set forth in Section 1.1 below) under the terms and conditions set forth herein; and

         WHEREAS, King has the ability to provide the services of its sales force to conduct such a detailing program and desires to be so engaged by Ligand pursuant to the terms hereof.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, do agree as follows:

                                   ARTICLE 1
                                   DEFINITIONS

        1.1 DEFINITIONS. For purposes of this Agreement, the following terms, whether in the singular or the plural, shall have the meanings designated to them under this Article, unless otherwise specifically indicated:

                (A) "ACT" shall mean the Federal Food, Drug and Cosmetic Act, asamended, and the regulations promulgated thereunder from time to time.

                (B) "AFFILIATES" shall mean, in relation to a party, any person, corporation, firm, partnership or other entity, whether DE JURE or DE FACTO, which directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such party. An entity shall be deemed to control another entity if it: (i) owns, directly or indirectly, at least fifty percent (50%) of the outstanding voting securities or capital stock (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of such other entity, or has other comparable ownership interest with respect to any entity other than a corporation; or (ii) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of the entity.

                (C) "AVINZA(R)" shall mean morphine sulfate extended-release capsules, a modified release formulation of morphine sulfate indicated for once-daily administration for the relief of moderate to severe pain.

                (D) "ELAN AGREEMENT" shall mean that certain Amended and Restated License and Supply Agreement, dated as of November 12, 2002, by and among Elan Corporation, PLC, Elan Management Limited and Ligand.

                (E) "FDA" shall mean the United States Food and Drug Administration, or any successor entity thereto.

                (F) "IMS PRESCRIBER DATA" shall mean data from IMS which measures dollarized prescriptions written for the Product by each Prescriber in the Territory during a specified time period as set forth herein, or, in the event that at any time during the term of this Agreement such data shall not be available from IMS, comparable data from a source mutually agreed in writing by King and Ligand.

                (G) "KING SALES FORCE" shall mean the Representatives, and any and all agents, contractors, and employees of King designated and used by King from time to time to conduct the Program, which, as of Effective Date, totals no less than [***] ***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions. Representatives
(less current vacancies) comprised of one Primary Care sales force and one NeuroPsych Specialty sales force.

                (H) "PDE" shall mean a primary detail equivalent and be defined as equivalent to any of the following: (i) one P1 Detail; (ii) two P2 Details; or (iii) five P3 Details. Product Calls other than P1 Details, P2 Details and P3 Details shall have no effect on any calculation of PDEs. A "P1 DETAIL" is a Product Call where the Product is presented in the first position. A "P2 DETAIL" is a Product Call where the Product is presented in the second position. A "P3 DETAIL" is a Product Call where the Product is presented in the third position.

                (I) "PDMA" shall mean the Prescription Drug Marketing Act of 1987, as amended, and the regulations promulgated thereunder from time to time.

                (J) "PRESCRIBERS" shall mean, as mutually identified in writing by Ligand and King prior to the Product Call Commencement Date, taking into account the parties' established lists and practices, (i) healthcare institutions, hospitals, outpatient surgery centers and clinics (collectively, "TARGET ACCOUNTS"), and (ii) medical doctors and doctors of osteopathy that are primary care physicians (I.E., internal medicine practitioners, family practitioners and general practitioners), other specialists, including, but not limited to, pain specialists, physical medicine and rehabilitation specialists, neurologists and anesthesiologists, and other health care professionals or para-professionals legally authorized to write prescriptions for pharmaceutical products located in the Territory pursuant to applicable law (collectively, "TARGET PRESCRIBERS").

                (K)    "PRODUCT" shall mean Avinza(R).

                (L) "PRODUCT CALL" shall mean an in person, face-to-face contact by a King Representative with a Prescriber in the Territory, during which time the promotional message involving the Product is presented in the first, second or third position.

                (M) "PRODUCT CALL COMMENCEMENT DATE" shall mean the date upon which the Representatives commence conducting Product Calls in the Territory pursuant to Section 2.2(c) or such other date as may be established by mutual written agreement of the parties.


***Certain information onthis page has been omitted and filed separately with the Commisssion. Confidential Treatment has been requested with respect to the omitted portions.

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


                (N) "PRODUCT IP" shall mean, collectively, the Product Patent, the Product Know-How and the Product Trademarks.

                (O) "PRODUCT KNOW-HOW" shall mean the knowledge, information, trade secrets, data and expertise relating to the Product licensed to Ligand pursuant to the terms of the Elan Agreement.

                (P) "PRODUCT LABELING" shall mean all labels and other written, printed or graphic matter upon (i) any container or wrapper utilized with the Products or (ii) any written material accompanying the Products, including, without limitation, Product package inserts, each of which have been provided by Ligand to King.

                (Q) "PRODUCT PATENT" shall mean U.S. Patent No. 6,066,339, which has been licensed to Ligand pursuant to, and subject to the terms and conditions of, the Elan Agreement.

                (R) "PRODUCT PROMOTIONAL MATERIALS" shall mean all written, printed or graphic material, other than Product Labeling, provided by Ligand to King and intended for use by Representatives during Product Calls, including visual aids, file cards, premium items, clinical studies, reprints, business cards, identification tags and any other promotional support items that Ligand deems necessary or desirable to conduct the Program.

                (S) "PRODUCT TRADEMARKS" shall mean those trademarks set forth on Schedule I hereto.

                (T)     "PROGRAM" shall mean the activities described in
Article 2 and elsewhere in this Agreement to be conducted by King and its Representatives pursuant to, and during the term of, this Agreement.

                (U)     "PROGRAM FEE" shall have the meaning set forth in
Section 3.1(a).

                (V) "REPRESENTATIVES" shall mean the sales representatives employed by King that shall conduct Product Calls in connection with the Program pursuant to the terms of this Agreement.

                (W) "TERRITORY" shall mean the United States and its territories and possessions.

                (X)     "TRAINING PROGRAM" shall have the meaning set forth in
Section 6.2(a).



                                   ARTICLE 2
                      APPOINTMENT OF KING; RESPONSIBILITIES

        2.1 APPOINTMENT OF KING. Ligand hereby appoints King as a non-exclusive provider of Product Calls, and King hereby accepts such appointment, to carry out the Program under the terms and conditions set forth herein. King shall use the King Sales Force to conduct Product Calls as contemplated by this Agreement. In connection therewith, King shall during the term of this Agreement maintain an experienced, well-trained sales force of Representatives to conduct Product Calls in accordance with Ligand's marketing plans for the Product, and consistent with King's obligations hereunder.

        2.2 RESPONSIBILITIES OF KING. King shall have the following responsibilities, among others set forth in this Agreement, in connection with the Program:

                (A) King shall cause each Representative to attend and successfully complete the Training Program (as defined hereinbelow) prior to a Representative being placed in the Territory to conduct Product Calls. Thereafter, King shall cause each replacement Representative or additional Representative to attend and successfully complete the Training Program prior to conducting Product Calls in the Territory. The expenses (including travel and accommodations, but excluding training materials) for the King Sales Force to attend and complete the Training Program, and any and all subsequent training conducted by King, which the Representatives shall be required to attend, shall be paid for by King and shall take place at the locations and on the dates set forth in Section 6.2(b) below or at such other place and time as mutually agreed between the parties.

                (B) Subject to Ligand's obligations to reimburse King for certain marketing related expenses as set forth in Section 3.1(b), King shall be responsible for all costs and expenses incurred by its Representatives in conducting Product Calls, including, but not limited to, all start-up, sales force automation expenses and fees, field management expenses, Representatives' salaries and bonuses and related taxes, customary review and planning sessions, cost to maintain a project director and any other costs associated with maintaining the King Sales Force, as well as the costs of tracking the Product Calls made hereunder.

                (C) The King Sales Force shall, each month, conduct Product Calls in the Territory consistent with a minimum level of [***] ***Certain information on this page has been omitted been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions. PDEs per month (measured on a quarterly basis) and a total of [***] PDEs over a six-month period commencing on the earlier of (i) October 1, 2006 and (ii) September 18, 2006, PROVIDED that the parties have received the consent of Organon Pharmaceuticals USA, Inc. to initiate such activities prior to October 1, 2006.

                (D) King shall promptly remove or reassign from the Program any Representative who fails to comply with the terms of the Medicare and Medicaid anti-kickbackstatute set forth at 42 U.S.C. ss.1320a-7b(b).

                (E) King shall use only Product Promotional Materials provided by Ligand. King acknowledges and agrees that, unless otherwise agreed to between the parties in the Definitive Agreement (as hereinafter defined), as between the parties, Ligand shall own all right, title and interest in and to the Product Promotional Materials, including, but not limited to, all copyrights therein, and, for the avoidance of doubt, nothing herein shall be construed to qualify the Product Promotional Materials as a "joint work" (or other term of similar import) under Title 17 of the Unites States Code or other applicable law.

                (F) King shall limit its statements, discussions, and claims regarding the Product, including those as to safety and efficacy, to those that are consistent with the Product Labeling and the Product Promotional Materials, and shall ensure the King Sales Force does not make any representation, statement, warranty or guaranty with respect to the Product that is deceptive or misleading, or that disparages the Product or the good name, goodwill or reputation of Ligand. King shall not add, delete, modify or distort claims of safety or efficacy while conducting Product Calls, nor make any changes in the Product Promotional Materials. The King Sales Force shall conduct Product Calls in adherence to the terms of this Agreement. Additionally, the King Sales Force shall conduct Product Calls in compliance with the American Medical Association Guidelines on Gifts to Physicians from Industry and other applicable law. King shall limit its activities under this Agreement to conducting Product Calls and the soliciting of sales for the Product in accordance with the terms and conditions set forth herein.

                (G) During the term of this Agreement, King shall not, directly or indirectly within the Territory, market, sell, offer for sale, detail or promote, or perform Product Calls with respect to, any


***Certain information onthis page has been omitted and filed separately with the Commisssion. Confidential Treatment has been requested with respect to the omitted portions.

other controlled release solid oral dosage formulation containing morphine and its salts as its sole active ingredient. The parties recognize that the restrictions contained in this Section 2.2(g) are properly required for the adequate protection of Ligand's rights hereunder and the goodwill associated with the Product, and agree that if any provision of this Section 2.2(g) is determined by a court of competent jurisdiction to be unenforceable, such restriction shall be interpreted to have the broadest application as shall be enforceable under applicable law.

        2.3 RESPONSIBILITIES OF LIGAND. Except for the limited, non-exclusive rightslicensed or granted to King pursuant to the terms of this Agreement, Ligand shall retain all rights and control in, and with respect to, the Product, including, but not limited to, the manufacturing, import, marketing, use, offering, sale and development of the Product. In furtherance and not in limitation of the foregoing, Ligand shall retain the following responsibilities, among others set forth in this Agreement, in connection with the Program:

                (A) Ligand shall retain control over and make all decisions with respect to the marketing, planning, and strategy of the Product, and Ligand shall have the sole right and responsibility for establishing and modifying the terms and conditions of the sale of the Product, including without limitation, terms and conditions such as the price at which the Product shall be sold, whether the Product shall be subject to any discounts, the distribution of the Product, and whether credit is to be granted or refused in connection with the sale of any Product. Additionally, Ligand shall be responsible for all negotiations and contracting with Managed Care Organizations, Hospital Group Purchasing Organizations, State Medicaid Programs, State Patient Assistance Programs, Medicare Part D Programs, FSS, PHS or any other public or private sector reimbursement or purchasing organization, such negotiations and contracting, if any, to be conducted at Ligand's sole and absolute discretion; provided that Ligand shall give King reasonable advance notice of any material change or amendment to any of the foregoing contracts which affect King's obligations hereunder so that King may adjust its promotional activities hereunder accordingly.

                (B) Ligand shall be solely responsible for determining the content, quantity and the method of distribution of the Product Promotional Materials.

                (C) Ligand shall, at its expense, prepare marketing plans for conducting Product Calls. Ligand shall retain full control of all activities with respect to the Product, including the preparation and implementation of marketing plans for conducting Product Calls. Such marketing plans may include matters such as the following: (1) the level of marketing support for the Product; (2) establishing a Product Call plan; (3) the lists of Target Accounts and Target Prescribers; (4) the Product Promotional Materials
(including quantities); and (5) the guidelines for the use of Ligand-supplied Product Promotional Materials. No Product samples shall be utilized or distributed in connection with the King Sales Force conducting Product Calls.

                (D) Ligand shall compensate King for its services in accordance with the terms of this Agreement.

                (E) Ligand shall provide King, at Ligand's expense, with all of the training materials for the Training Program as described in Section 6.2(a) hereof.

                (F) Ligand shall be responsible for any expenses associated with its own sales force, including any meeting attendance or coordinated activities between the parties and their respective sales forces.

                (G) At monthly intervals beginning with the Product Call Commencement Date, Ligand shall, at its cost and expense, submit to King or cause to be submitted to King payer data as well as IMS Prescriber Data for the immediately preceding one (1) month period, as such data becomes available.

                (H) If any state taxing authorities determine that sales or excise taxes are applicable to King's services performed hereunder, King shall properly accrue and Ligand shall pay such sales or excise taxes to the appropriate states. In addition, Ligand shall be responsible for the payment of any applicable use taxes related to the supply to King hereunder of Product Promotional Materials.

                (I) Ligand shall maintain all regulatory approvals required in order to market the Products in the Territory and shall comply in all material respects with all laws and regulations applicable to the conduct of Ligand's business pursuant to this Agreement, including, without limitation, all applicable requirements under the Act.

                (J) Ligand shall promptly provide King with copies of all written notices and other material written communications from the FDA and/or any other regulatory agencies that may affect King's ability or right to undertake the Product Calls contemplated by this Agreement.

        2.4 ORDERS FOR THE PRODUCT. Ligand shall, in a manner consistent with its contractual commitments, be exclusively responsible for accepting and filling purchase orders for the Product, and for processing billing and returns with respect to the Product. If King receives an order for the Product, it shall promptly transmit such order to Ligand for acceptance or rejection, which acceptance or rejection shall be at Ligand's sole discretion. At no time shall King have any power or authority to accept or reject orders on behalf of Ligand, nor shall King represent explicitly or implicitly to any third party that it has such authority.

                                   ARTICLE 3
                                  COMPENSATION

        3.1 FEES. In consideration for King conducting Product Calls in the manner set forth in this Agreement, and performing the general services required hereunder, all as set forth in this Agreement, and in accordance with the terms and conditions set forth herein, Ligand shall pay to King:

                (A) a base fee, which shall not include expenses or other reimbursements due to King pursuant to Section 3.1(b) below, in an amount equal to [***] ([***])***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions. per PDE (the "PROGRAM FEE") performed by King during the term of this Agreement, which shall be paid to King in accordance with the payment schedule set forth in Section 3.2 hereinbelow; and

                (B) all expenses incurred and paid by King in connection with King's marketing related activities, including, but not limited to, expenses incurred and paid by King in connection with breakfast, lunch, and dinner meetings and speaker programs; PROVIDED THAT (1) King shall use its commercially reasonable efforts to utilize existing resources available from Ligand to plan and execute such activities, and (2) such expenses shall not include any expenses for which King is responsible pursuant to Sections 2.2 or
6.1 of this Agreement. All such expenses incurred by King in making Product Calls shall be reported to Ligand on a monthly basis for reimbursement as set forth in Section 3.2 below.


***Certain information onthis page has been omitted and filed separately with the Commisssion. Confidential Treatment has been requested with respect to the omitted portions.


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

        3.2 PAYMENT SCHEDULE; QUARTERLY AND MONTHLY INVOICES. The Program Fee shall be invoiced on a quarterly basis to Ligand. The expenses for which King seeks reimbursement from Ligand pursuant to Section 3.1(b) above shall be invoiced on a monthly basis to Ligand. Each invoice for the Program Fee shall contain the number PDEs performed during each applicable month covered by such invoice multiplied by the base fee per PDE. Each invoice seeking expense reimbursement from Ligand shall (i) describe in reasonable detail all expenses for which King seeks reimbursement from Ligand pursuant to Section 3.1(b) in connection with conducting Product Calls, and (ii) be accompanied by reasonable documentation supporting such expenses. All invoices submitted to Ligand by King under this Agreement shall be accompanied by a good faith certification that the amounts claimed thereunder are accurate.

        3.3 RECORDS; MONTHLY REPORTS. King shall keep complete and accurate records in sufficient detail of the number and type of Product Calls conducted hereunder during the term of this Agreement and for a one-year period following the expiration or earlier termination of this Agreement and complete and accurate data collection and reporting systems for Product Calls and PDEs. King shall determine actual compensation due to King hereunder on a PDE basis through the use of its current sales force automation program used to track Product Calls performed hereunder. No later than ten (10) days after the end of each month during the Program, King shall submit to Ligand a written report and an electronic file thereof (and substantiation therefor) setting forth the number and type of Product Calls made by the Representatives and the identity of each Prescriber to whom such Product Calls were made within the Territory during the preceding month.

        3.4 AUDITS. Upon the reasonable request of Ligand and no more frequently than once every six (6) month period, King shall permit Ligand or its authorized representatives at all reasonable times to (a) have access to the Product Call records maintained by King and each Representative, and (b) audit any other records maintained by King in connection with the Program. Any and all audits undertaken by Ligand pursuant to this Section 3.4 shall be performed at the sole and exclusive expense of Ligand.

        3.5 PAYMENTS. All payments to be made by Ligand to King pursuant to this Article 3 shall be made by check or wire transfer, as mutually agreed by the parties, within thirty (30) days of Ligand's receipt of the invoice from King. If the payments are to be made by wire transfer, such payments shall be made to the designated account of King in accordance with wiring instructions to be provided. At King's election, such amounts shall be paid by Ligand to King in cash or shall be available to King as a credit to apply against any amounts King may owe to Ligand and such credit shall be available for such application for a period of one (1) year after the effective date of expiration or termination of the term of this Agreement.

        3.6 SCOPE CHANGES IN THE PROGRAM. Except as otherwise provided herein, in the event that Ligand requests a substantial change in the scope of the Program or in the services to be performed by King or Representatives hereunder, King and Ligand shall, in good faith, negotiate appropriate written contract revisions required by both parties to implement such changes or perform such additional services.

                                    ARTICLE 4
                    REPRESENTATIONS, WARRANTIES AND COVENANTS

        4.1 REPRESENTATIONS, WARRANTIES AND COVENANTS OF KING.


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

                (A) King represents, warrants and covenants (1) that King is duly organized, validly existing, and in good standing under the laws of the state in which it is incorporated; and (2) that King has the authority to enter into this Agreement and that it is not bound by any other agreement, obligation or restriction, and shall not assume any other obligation or restriction or enter into any other agreement, which would interfere with its obligations under this Agreement.

                (B) King represents and warrants that it has the requisite personnel, facilities, equipment, expertise, experience and skill to perform its obligations hereunder and to render the services contemplated hereby; and it covenants that it shall perform the services in a professional, ethical and competent manner. King further covenants that it shall abide by all laws, rules and regulations that apply to the performance of the services to be performed by King and the King Sales Force hereunder (including, without limitation, the Medicare and Medicaid Anti-Kickback Statute set forth at 42 U.S.C. ss. 1320a-7b(b)), and that in performing the services to be performed hereunder it shall not, nor shall the Representatives, engage in the counseling or promotion of a business arrangement or other activity that violates any applicable law. When on Ligand's premises or a Ligand customer's premises while conducting Product Calls pursuant to this Agreement, King Representatives shall comply with all of Ligand's or Ligand customer's policies regarding the conduct of visitors which have been provided to King in advance.

                (C) Nothing in this Agreement shall be deemed to authorize King or its Affiliates to act for, represent or bind Ligand or any of its Affiliates other than as specifically provided by this Agreement.

        4.2      REPRESENTATIONS, WARRANTIES AND COVENANTS OF LIGAND.

                (A) Ligand represents, warrants and covenants (1) that Ligand is duly organized, validly existing, and in good standing under the laws of the state in which it is incorporated; and (2) that Ligand has the authority to enter into this Agreement and that it is not bound by any other agreement, obligation or restriction, and shall not assume any other obligation or restriction or enter into any other agreement, which would interfere with its obligations under this Agreement.

                (B) Ligand covenants that it shall abide by all laws, rules and regulations that apply to its obligations hereunder.

                (C) Ligand represents and warrants to King that Ligand has all necessary authority and right, title and interest in and to any copyrights, trademarks, trade secrets, patents, inventions, know-how and developments related to the Product which right, title and interest is necessary to the making, use, sale, offering for sale or promotion of the Product in the Territory.

                (D) Ligand represents and warrants to King that Ligand possesses good title to the Product Trademarks, free and clear of any claims or encumbrances and that none of said trademarks have been transferred or assigned.

        4.3      DISCLAIMER.

         EXCEPT AS EXPRESSLY SET FORTH HEREIN, ALL OTHER WARRANTIES, CONDITIONS AND REPRESENTATIONS, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING A WARRANTY AS TO THE QUALITY OR FITNESS FOR ANY PARTICULAR PURPOSE, ARE HEREBY EXCLUDED AND DISCLAIMED BY EACH PARTY AND THEIR RESPECTIVE AFFILIATES.

                                   ARTICLE 5
                     STATUS OF KING AND THE REPRESENTATIVES

        5.1 KING AS INDEPENDENT CONTRACTOR. King is being retained and shall perform hereunder strictly as an "independent contractor." Employees and Representatives of King performing services hereunder shall not be, and shall not be consideredto be, employees of Ligand for any purpose. Neither party hereto shall have any responsibility for the hiring, termination, compensation, benefits or other conditions of employment of the other party's employees.

        5.2 NO LIGAND BENEFITS. Employees and Representatives of King are not eligible to participate in any benefits programs offered by Ligand to its employees, or in any pension plans, profit sharing plans, insurance plans or any other employee benefits plans offered from time to time by Ligand to its employees. King acknowledges and agrees that Ligand does not, and shall not, maintain or procure any workers' compensation or unemployment compensation insurance for or on behalf of King's employees. King acknowledges and agrees that it shall be solely responsible for paying all salaries, wages, benefits and other compensation which its employees may be entitled to receive in connection with the performance of the services hereunder.

        5.3 NO JOINT VENTURE. Nothing contained in this Agreement shall be construed as making the parties joint venturers or, except as otherwise expressly provided herein, as granting to either party the authority to bind or contract any obligations in the name of or on the account of the other party or to make any guarantees or warranties on behalf of the other party.

                                   ARTICLE 6
                           TRAINING AND SALES MEETINGS

        6.1 TRAINING EXPENSES. King shall plan, manage and pay for all travel, living and other expenses of the King Sales Force and any other employees of King associated with the training of the King Sales Force. Ligand shall plan, manage and pay for all travel, living and other expenses of any Ligand employees associated with the training of the King Sales Force. King shall plan, manage and pay for conference room and other meeting space expenses associated with the training of the King Sales Force.

        6.2      TRAINING PROGRAMS.

                (A) King will work together with Ligand to organize a training program for the King Sales Force to conduct Product Calls
(the "TRAINING PROGRAM"). Ligand shall provide, at its own expense, all training materials as well as reasonable cooperation, time and guidance of Ligand's employees as necessary or appropriate to conduct the Training Program to fully train the King Sales Force to properly conduct Product Calls.

                (B) The Training Programs shall be held at the following [***]([***]) ***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions. locations on the following dates:

                (i)      [***]



***Certain information onthis page has been omitted and filed separately with the Commisssion. Confidential Treatment has been requested with respect to the omitted portions.


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

                (ii)     [***]

                (C) Any other Training Programs shall take place at such time and at such locations as mutually acceptable to both parties.


                                   ARTICLE 7
                    TRADEMARKS; INTELLECTUAL PROPERTY RIGHTS

        7.1 THE PRODUCT. Product Calls shall be conducted by King under the Product Trademarks.

        7.2 LICENSE. Ligand hereby grants to King a limited, non-exclusive, fully paid right and license under all applicable patents, patent applications and trademarks owned or controlled by Ligand, which are necessary in order for King to conduct Product Calls contemplated hereunder during the Term. Subject to the foregoing license, this Agreement does not constitute a grant to King of any property right or interest in the Product, or the trademarks, patents or patent applications associated or used in connection therewith or any other trademarks which Ligand owns or controls or any patents, patent rights or any other intellectual property.



                                   ARTICLE 8
                     COMMUNICATIONS; MONITORING THE PROGRAM

        8.1 COMMUNICATIONS WITH THIRD PARTIES. King shall communicate to Ligand all written and material oral comments, statements, requests and inquiries of the medical profession or any other third parties relating to the Product or the marketing thereof that are received by King which the Representatives are unable to answer. All responses to the medical profession or such other third parties shall be handled solely by Ligand. King shall provide reasonable assistance to Ligand to the extent deemed necessary by Ligand to fully respond to such communications.

        8.2 GOVERNMENT AGENCIES. All responses to government agencies concerning the Product or the marketing thereof, shall be the sole responsibility of Ligand, except to the extent any notice with respect to PDMA compliance is directed to King. King shall assist Ligand with respect to communications from government agencies to the extent deemed reasonably necessary by Ligand to fully respond to such communications.

        8.3 CUSTOMER COMMUNICATIONS. King shall assist Ligand with respect to sales promotion and customer communications (as requested by Ligand) within the Territory and shall keep Ligand advised of market, economic, regulatory and other developments which may affect the sale of the Product in the Territory.



                                   ARTICLE 9
                 ADVERSE EVENT REPORTING AND REGULATORY MATTERS

        9.1 PROMPT NOTIFICATION TO THE OTHER PARTY. Each party shall promptly notify the other party of any adverse event reports associated with the use of the Product that comes to such party's attention, and provide a copy to the other party of any information that such party obtains or receives concerning the Product or package complaint.

        9.2 EPORTING RESPONSIBILITIES. Ligand shall be solely responsible for recording, evaluating, summarizing and reviewing all adverse drug experiences associated with the Product, and timely reporting all such information to the FDA and any other applicable regulatory authority in accordance with applicable laws, regulations and guidelines.



                                   ARTICLE 10
                                RETURNS; RECALLS

        10.1     RETURNED OR RECALLED PRODUCTS.

                (A) RETURNS. Any of the Product returned to King shall, at Ligand's expense, be shipped to the facility designated by Ligand, with any shipping or other documented direct cost to be paid by Ligand. King shall advise the customer who made the return that the Product has been returned to Ligand, but shall take no other actions with respect to such return without the prior written consent of Ligand.

                (B) RECALLS, MARKET WITHDRAWALS AND STOCK RECOVERIES. Ligand shall be solely responsible for obtaining and receiving any Product that has been the subject of a recall, market withdrawal or stock recovery, and any and all costs and expenses relating thereto.



                                   ARTICLE 11
                                 CONFIDENTIALITY

        11.1 LIGAND CONFIDENTIAL INFORMATION. King acknowledges and agrees that it shall have access to, or become acquainted with, Ligand Confidential Information in the course of performance of the services required under this Agreement. For the purposes of this Agreement, the "LIGAND CONFIDENTIAL INFORMATION" shall mean any information (whether oral or written or otherwise in tangible or intangible form) of Ligand or any Affiliate thereof, whether or not developed by King, including but not limited to, any and all information which relates in any way to the Product, the Product IP, the Program, Prescribers, ideas, designs, methods, discoveries, improvements, documents or other results of the services to be rendered hereunder, trade secrets, proprietary rights, business affairs, marketing strategies or information, customer information or employee information. Ligand Confidential Information shall not include information that:

                (A)      is, at the time of disclosure, in the public knowledge;

                (B) becomes part of the public knowledge after disclosure, by publication orotherwise, except by breach of this Agreement or other obligation of confidentiality owed to Ligand;

                (C) is demonstrably in King's possession at the time of disclosure by Ligand and which was not acquired, directly or indirectly, from Ligand or any third party which was, at the time of such acquisition, subject to an obligation of confidentiality owed to Ligand; or

                (D) is received by King from third parties, provided such information was not obtained, directly or indirectly, from Ligand or any third party which was, at the time such information was obtained, subject to an obligation of confidentiality owed to Ligand.

        11.2 CONFIDENTIALITY OBLIGATIONS OF KING. King acknowledges and agrees that the Ligand Confidential Information constitutes valuable trade secrets of Ligand. King shall keep all Ligand Confidential Information in confidence and shall not, at any time during or after the term of this Agreement, without Ligand's prior written consent, disclose or otherwise make available, directly or indirectly, any item of the Ligand Confidential Information to anyone other than King employees and Representatives who need to know the same in the performance of the services hereunder except, however, to the extent, and only to the extent, required by law. King, its employees and Representatives, shall use the Ligand Confidential Information only in connection with the performance of the services hereunder and for no other purpose. King shall inform its employees and Representatives of the trade secret, proprietary and confidential nature of the Ligand Confidential Information and their obligation to use the Ligand Confidential Information only for such purposes as King is entitled to use it hereunder. The standard of care required of King in protecting the confidentiality of the Ligand Confidential Information shall be the same standard of care used by King in protecting its own confidential information of a similar nature, PROVIDED that in no event shall King use less than a reasonable standard of care.

        11.3 RETURN OF CONFIDENTIAL INFORMATION BY KING. Upon written request by Ligand, King agrees to promptly, and in any event not more than thirty
(30)days following receipt of said request, return to Ligand any and all Ligand Confidential Information; provided that King shall be entitled to retain one copy for its legal records.

        11.4 EXTRAORDINARY RELIEF. King acknowledges that irreparable damage would result in the event King breaches any of the provisions of this Article 11 and that money damages would not be a sufficient remedy for any such breach. Accordingly, in the event of the actual or threatened breach by King of any of the terms of this Article 11, Ligand shall have the right to seek specific performance and injunctive relief. The rights granted under this paragraph are in addition to all other remedies and rights available at law or in equity.

        11.5 KING CONFIDENTIAL INFORMATION. Ligand acknowledges and agrees that during the term of this Agreement it may receive, have access to or become privy to the King Confidential Information. For the purposes of this Agreement, the "KING CONFIDENTIAL INFORMATION" shall mean any information (whether oral or written or otherwise in tangible or intangible form) of King or any Affiliate thereof, including, without limitation, certain proprietary or confidential information or know-how with respect to King's performance of contract detailing services hereunder, ideas, designs, methods, documents or other results of services to be rendered hereunder, trade secrets, business affairs, marketing strategies or information, client information or employee information. King Confidential Information shall not include information that:

                (A)     is, at the time of disclosure, in the public knowledge;

                (B) becomes part of the public knowledge after disclosure, by publication or otherwise, except by breach of this Agreement or other obligation of confidentiality owed to King;

                (C) is demonstrably in Ligand's possession at the time of disclosure by King and which was not acquired, directly or indirectly, from King or any third party which was, at the time of such acquisition, subject to an obligation of confidentiality owed to King; or

                (D) is received by Ligand from third parties, provided, such information was not obtained, directly or indirectly, from King or any third party which was, at the time such information was obtained, subject to an obligation of confidentiality owed to King.

        11.6 CONFIDENTIALITY OBLIGATIONS OF LIGAND. Ligand acknowledges and agrees that the King Confidential Information constitutes valuable trade secrets of King. Ligand shall keep all King Confidential Information in confidence and shall not, at any time during or after the term of this Agreement, without King's prior written consent, disclose or otherwise make available, directly or indirectly, any item of the King Confidential Information to anyone other than Ligand employees and representatives who need to know the same in the performance of the services hereunder except, however, to the extent, and only to the extent,required by law. Ligand, its employees and representatives, shall use the King Confidential Information only in connection with the performance of the services hereunder and for no other purpose. Ligand shall inform its employees andrepresentatives of the trade secret, proprietary and confidential nature of the King Confidential Information and their obligation to use the King Confidential Information only for such purposes as Ligand is entitled to use it hereunder. The standard of care required of Ligand in protecting the confidentiality of the King Confidential Information shall be the same standard of care used by Ligand in protecting its own confidential information of a similar nature, PROVIDED that in no event shall Ligand use less than a reasonable standard of care.

        11.7 RETURN OF CONFIDENTIAL INFORMATION BY LIGAND. Upon written request by King, Ligand agrees to promptly, and in any event not more than thirty (30) days following receipt of said request, return to King any and all King Confidential Information; provided that Ligand shall be entitled to retain one copy for its legal records.

        11.8 EXTRAORDINARY RELIEF. Ligand acknowledges that irreparable damage would result in the event Ligand breaches any of the provisions of this
Article 11 and that money damages would not be a sufficient remedy for any such breach. Accordingly, in the event of the actual or threatened breach by Ligand of any of the terms of this Article 11, King shall have the right to seek specific performance and injunctive relief. The rights granted under this paragraph are in addition to all other remedies and rights available at law or in equity.

        11.9 PUBLIC ANNOUNCEMENTS. Any public announcements or similar publicity with respect to this Agreement or the transaction contemplated herein, including, without limitation, any promotional or similar literature prepared by or on behalf of King, shall be at such time and in such manner and content as the parties shall both agree in writing, provided that nothing herein shall prevent either party from, upon notice to and an opportunity to review by the other party, making such public announcements as such party's legal obligation requires.



                                   ARTICLE 12
                                TERM; TERMINATION

        12.1 TERM OF THE AGREEMENT. The initial term of this Agreement shall commence as of the Effective Date, and shall continue for a period of six (6) months following the Product Call Commencement Date (or for a longer period of time if mutually agreed upon by the parties in writing), unless earlier terminated by either party pursuant to the provisions of this Article
12. Following the initial term, Ligand shall have the option to extend the term of this Agreementfor one (1) additional one-month period during which period King shall deliver a minimum of [***] ***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions. PDEs. Such option shall be exercisable by Ligand giving King written notice at least 10 days prior to the expiration of the initial term of this Agreement. Thereafter, the term of this Agreement may only be extended by mutual written agreement of the parties.

        12.2 TERMINATION FOR BREACH. Either party shall have the right to terminate this Agreement upon the material breach of any of the terms and conditions of this Agreement by the other party if such breach is not cured within thirty (30) days after the breaching party's receipt of written notice from the other party specifying the nature of such breach.

        12.3 TERMINATION BY EITHER PARTY. Either party shall have the right to terminate this Agreement as follows:

                (A) At any time, upon notice of not less than thirty (30) days, PROVIDED that neither party may terminate this Agreement under this
Section 12.3(a) until the earlier of (i) the closing of the transactions contemplated by the definitive agreement between King and Ligand executed concurrently herewith for the purchase and sale of all rights to Avinza(R) in the Territory (the "DEFINITIVE AGREEMENT"), or (ii) the expiration or earlier termination (by its terms) of the Definitive Agreement, as applicable; or

                (B) Immediately, upon notice, in the event that FDA withdraws any required approvals necessary to conduct the Program.

        12.4 TERMINATION BY LIGAND. Ligand shall have the right to immediately terminate this Agreement upon written notice to King as a consequence of the occurrence of the violation of the Medicare and Medicaid Anti-Kickback Statute (42 U.S.C ss.1320(a) - 7b(b)) by King or any of the Representatives who render services under this Agreement.

        12.5 BANKRUPTCY; INSOLVENCY. Either party may terminate this Agreement upon the occurrence of either of the following:

                (A) The entry of a decree or order for relief by a court of competent jurisdiction in respect of the other party in an involuntary case under the Federal Bankruptcy Code, as now constituted or hereafter amended, or any other applicable federal or state insolvency or other similar law and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days; or

                (B) The filing by the other party of a petition for relief under the Federal Bankruptcy Code, as now constituted or hereafter amended, or any other applicable federal or state insolvency or similar law.

        12.6 AUTOMATIC TERMINATION. This Agreement shall automatically terminate without any further action of any party to this Agreement upon the closing of the transactions contemplated by the Definitive Agreement.




***Certain information onthis page has been omitted and filed separately with the Commisssion. Confidential Treatment has been requested with respect to the omitted portions.

        12.7     CONSEQUENCES OF TERMINATION.

                (A) In the event that this Agreement is terminated pursuant to Section 12.3 or Section 12.4 hereof, at Ligand's request, the parties shall discuss in good faith the expeditious winding-down of the Program.

                (B) The termination of this Agreement shall not affect Ligand's obligation to pay any amount of the Program Fee properly due and payable under the provisions of this Agreement through the effective date of such termination (with payment of amounts due attributable to periods prior to the effective date of such termination being made on the earlier of the applicable dates established pursuant to Article 3 or on the effective date of such termination).

                (C) Ligand shall pay or reimburse King for all outstanding costs and expenses properly due and payable under Article 3 (with payment of amounts due attributable to periods prior to the effective date of such termination being made on the earlier of the applicable dates established pursuant to Article 3 or on the effective date of such termination).

                (D) The termination of this Agreement shall not affect any rights or obligations of the parties under this Agreement which by their terms are intended to survivesuch termination.

                (E) In the event that Ligand terminates this Agreement pursuant to Section 12.3(a) or King shall terminate this Agreement pursuant to
Section 12.2, Ligand shall, in addition to the payments to be made pursuant to
Section 12.7(c), reimburse King for noncancelable ordinary, necessary and reasonable expenses incurred and paid by King in connection with King's performance of its obligations under this Agreement, or reasonably and irrevocably committed to and yet unpaid by King as of the effective date of such termination. By not later than thirty (30) days following the effective date of the termination of this Agreement by Ligand pursuant to Section 12.3(a), King shall provide to Ligand a written accounting of the above-described expenses, together with reasonable documentation in support thereof
(the "EXPENSE STATEMENT"), and, unless suchamounts are disputed in good faith by Ligand pursuant to Section 14.13 below, (1) Ligand's payment of any applicable expense reimbursement due hereunder shallbe based thereon and (2) Ligand shall pay all amounts contained in the Expense Statement within thirty (30) days of its receipt of such Expense Statement from King.

                (F) Upon termination of this Agreement for any reason, King shall return to Ligand all Product Promotional Materials within thirty (30) days following the termination, and, for the avoidance of doubt, unless otherwise agreed between the parties as set forth in Section 12.7(a), the license granted by Ligand to King pursuant to Section 2.1 hereof, including, but not limited to, the right to use all Product IP, shall automatically immediately terminate.



                                   ARTICLE 13
                                 INDEMNIFICATION

        13.1 INDEMNIFICATION BY KING. King shall indemnify, defend and hold Ligand and its Affiliates and their respective directors, officers, employees, agents, successors and assigns harmless from and against any and all losses, claims, suits, actions, damages, assessments, interest charges, penalties, costs and expenses (including reasonable attorneys' fees) (hereinafter collectively, the "INDEMNIFIED AMOUNTS"), arising out of (a) the breach by King of any of its representations, warranties or covenants in this Agreement, (b) a negligent or willful act or omission on the part of King or any of its directors, officers, agents, employees or Representatives, or (c) any claims brought by or on behalf of any member of the King Sales Force in connection with his or her employment or retention by King or the performance of King's obligations under this Agreement, except, in each case, to the extent such Indemnified Amounts are covered by Ligand's indemnification of King pursuant to Section 13.2. The indemnification obligations of King shall survive the expiration or termination of this Agreement.

        13.2 INDEMNIFICATION BY LIGAND. Ligand shall indemnify, defend and hold King and its Affiliates and their respective directors, officers, employees, agents, successors and assigns harmless from and against any and all Indemnified Amounts, arising out of (a) the ordering, use or sale of the Product, (b)manufacturing, distribution or design defect of the Products,
(c) the preparation and implementation of the marketing plans for conducting Product Calls, (d) a strict liability claim arising out of Ligand's failure to warn, (e)the Product Promotional Materials, (f) a negligent or willful act or omission onthe part of Ligand or any of its directors, officers, agents or employees, (g)any Ligand violation of the PDMA, (h) any violation of the Medicare or Medicaid Anti-Kickback Statute (42 U.S.C. ss. 1320(a)-7b(b)) by Ligand or any of its directors, officers, agents or employees, (i) any unlawful actions taken by Ligand with respect to King employees, (j) the breach by Ligand of any of its representations, warranties or obligations hereunder, or
(k) any violation or infringement upon any trademark, tradename, copyright, patent or other rights held by any person or entity in the making, use, sale, offering for sale or promotion of the Product in the Territory, except to the extent such Indemnified Amounts arise from King's breach of its obligations hereunder, or a negligent or wrongful act or omission of King. The indemnification obligations of Ligand above shall survive the expiration or termination of this Agreement.

        13.3 INDEMNIFICATION PROCEDURES. A party (the "INDEMNITEE") which intends to claim indemnification under this Article 13 shall promptly notify the other party (the "INDEMNITOR") in writing of any action, claim or liability in respect of which the Indemnitee or any of its directors, officers, employees or agents intend to claim such indemnification, PROVIDED that the failure to provide timely notice to the Indemnitor shall not release the Indemnitor from any liability to the Indemnitee to the extent the Indemnitor is not prejudiced thereby. Upon delivery of written notice within fifteen (15) days after such notification is delivered by the Indemnitee to the Indemnitor, the Indemnitee shall permit, and shall cause its employees and agents to permit, the Indemnitor to assume the defense of any such action or claim with qualified counsel at the Indemnitor's sole cost and expense, PROVIDED, HOWEVER, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnitee in its reasonable discretion for the same counsel to represent both the Indemnitee and the Indemnitor, the Indemnitee shall be able to obtain its own counsel at the expense of the Indemnitor. If the Indemnitor does not deliver written notice to the Indemnitee of its intent to assume control of such defense within such fifteen (15) day period, the Indemnitee may assume such defense with qualified counsel if its choice at the sole cost of the Indemnitor. If the Indemnitor assumes such defense hereunder, the Indemnitee may participate in such defense through counsel of its own selection at the Indemnittee's sole cost and expense. Neither party shall settle any such claim or dispute without the other party's prior written consent, which consent shall not be unreasonably withheld or delayed; PROVIDED that the Indemnitee shall be deemed to have granted such consent if such settlement does not impose any obligation or liability on the Indemnitee which cannot be assumed and performed in full by the Indemnitor or such settlement involves only the payment of money by the Indemnitor or its insurer. The Indemnitor shall not be responsible for any attorneys' fees or other costs incurred other than as provided in this Agreement. The Indemnitee, its employees and agents, shall provide reasonable and good faith assistance to the Indemnitor and its legal representatives in the investigation and defense of any action, claim or liability covered by this indemnification.

                                   ARTICLE 14
                            MISCELLANEOUS PROVISIONS

        14.1 FORCE MAJEURE. Failure of either party hereto to fulfill or perform its obligations under this Agreement shall not subject such party to any liability if such failure is caused or occasioned by, without limitation, acts of God, acts of the public enemy, fire, explosion, flood, drought, war, riot, sabotage, embargo, strikes or other labor disputes (which strikes or disputes need not be settled), compliance with any order, regulation, or request of government or by any other event or circumstance of like or different character to the foregoing beyond the reasonable control and without the fault or negligence of such party (a "FORCE MAJEURE Event"), provided such party uses commercially reasonable efforts to remove such Force Majeure Event and commence performance hereunder as soon as possible following the removal of such Force Majeure Event and gives the other party prompt notice of the existence of such Force Majeure Event.

        14.2 NOTICES. Unless otherwise specified herein, all notices required or permitted to be given under this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by a nationally recognized overnight courier service, and shall be deemed to have been given upon mailing. Any such notices shall be addressed to the receiving party at such party's address set forth below, or at such other address as may from time to time be furnished by similar notice by either party:

        IF TO LIGAND:      Ligand Pharmaceuticals Incorporated
                           10275 Science Center Drive
                           San Diego, CA 92121
                           Attention: General Counsel


        IF TO KING:       King Pharmaceuticals, Inc.
                          501 Fifth Street
                          Bristol, TN 37620
                          Attention: General Counsel


        14.3 ENTIRE AGREEMENT; MODIFICATION. This Agreement, including the exhibits hereto, contains the entire Agreement between the parties with respect to the subject matter hereof and supersedes all previous Agreements, negotiations, commitments and writings between the parties hereto with respect of the subject matter hereof, and may not be changed or modified in any manner unless in writing and signed by a duly authorized officer or representative of each of the parties hereto.

        14.4 SEVERABILITY. If any provision of this Agreement or any other document delivered under this Agreement is prohibited or unenforceable in any jurisdiction, it shall be ineffective in such jurisdiction only to the extent of such prohibition or unenforceability, and such prohibition or unenforceability shall not invalidate the balance of such provision to the extent it is not prohibited or enforceable nor the remaining provisions hereof, nor render unenforceable such provision in any other jurisdiction, unless the effect of rendering such provision ineffective would be to substantially deviate from the expectations and intent of the respective parties in entering into this Agreement. In the event any provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the parties hereto shall use best efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes hereof.

        14.5 NO WAIVER; CUMULATIVE REMEDIES. No failure or delay on the part of either party in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. No waiver of any provision hereof shall be effective unless the same shall be in writing and signed by the party giving such waiver. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

        14.6 PUBLIC ANNOUNCEMENTS. Any public announcements or similar publicity with respect to this Agreement or the transaction contemplated herein, including, without limitation, any promotional or similar literature prepared by or on behalf of King, shall be at such time and in such manner and content as the parties shall both agree in writing, provided that nothing herein shall prevent either party from, upon notice to and an opportunity to review by the other party, making such public announcements as such party's legal obligation requires.

        14.7 HEADINGS. All article and section headings are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

        14.8 SCHEDULES. All schedules referred to herein form an integral part of this Agreement and are incorporated into this Agreement by such reference.

        14.9 GOVERNING LAW. This Agreement shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to choice of law rules.

        14.10 COUNTERPARTS. This Agreement and any amendment or supplement hereto may be executed in several counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

        14.11 WAIVER. The waiver by any party of any breach of any covenant, agreement,representation or warranty contained herein shall not be a waiver of any other default concerning the same or any other covenant, agreement, representation orwarranty contained herein. A party's waiver of a default or breach on the part of King shall not constitute a waiver of any other default; but shall constitutea waiver of only the particular breach or default then involved.

        14.12 ASSIGNMENTS. Neither party shall be permitted to assign or sub-license this Agreement or any of its rights or obligations under this Agreement without the other party's prior written consent. Any such purported assignment or sub-license in violation of this Agreement shall be null and void AB INTITIO.

        14.13 DISPUTE RESOLUTION. If a dispute or controversy regarding any matter under this Agreement arises between the parties which they are unable to resolve, each of the parties shall (subject to any applicable cure period as set forth in this Agreement) be entitled to submit to the other party written notice of such dispute, which shall set forth in reasonable detail the nature of the dispute. For a period of thirty (30) days after the date of the receiving party's receipt of such dispute notice, the parties shall seek to resolve such dispute by good faith negotiation. If at the end of such thirty (30) day period the dispute remains unresolved, the parties may seek relief for such dispute using any appropriate administrative or judicial mechanism which may be available. The provisions of this Section 14.13 shall survive the termination of this Agreement and shall not restrict in any way the parties' rights to seek preliminary injunctive or other equitable relief from any court having jurisdiction.

                        [NEXT PAGE IS THE SIGNATURE PAGE]

         IN WITNESS WHEREOF, the parties, by their duly authorized representatives, have executed this Contract Sales Force Agreement as of the date first set forth above.



         KING PHARMACEUTICALS, INC.


         By: /S/ BRIAN A. MARKISON
            -----------------------------------------

         Name:    BRIAN A. MARKISON
              ---------------------------------------

         Title: PRESIDENT & CEO



         LIGAND PHARMACEUTICALS INCORPORATED


         By: /S/ HENRY F. BLISSENBACH
            --------------------------------------------------

         Name: HENRY F. BLISSENBACH
              ---------------------------------------

         Title: CHAIRMAN & CEO

                                   SCHEDULE I

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TRADEMARK                                                          SERIAL NUMBER
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AVINZA LOGO
                                                                        78176698
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AVINZA                                                                  76072128
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